EXHIBIT 99.2

CONFERENCE CALL SCRIPT – FINAL

Fourth Quarter 2004

Thursday, March 3, 2005, 11:00 a.m. EST

Conference Host: Denise – Citizens Conferencing

1. WELCOME (Jack O’Connell)

Thank you, Denise, and good morning, everybody. Welcome to the Seabulk International fourth quarter 2004 earnings conference call. With me today are Gerhard Kurz, Chairman and Chief Executive Officer; Vince deSostoa, Senior Vice President and Chief Financial Officer; Alan Twaits, Senior Vice President and General Counsel; and Mike Pellicci, who is now Senior Vice President of Finance and Treasurer.

Our format is as follows: Gerhard will give a brief overview of operating results in the quarter and year ended December 31, which are detailed for you in the press release we issued this morning. He will then take a longer view and look at our major accomplishments in 2004 and our goals for 2005. Vince will then review the numbers and key financial statistics for the quarter and the year just ended, and then we will take your questions.

But first I must make the usual caveat about forward-looking statements, which we will no doubt make in the course of today’s call. Such statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in our reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

I would now like to turn the meeting over to our Chairman and CEO, Gerhard Kurz.

2. STRATEGIC AND OPERATIONAL OVERVIEW (Gerhard Kurz)

Thank you, Jack, and welcome, everybody. I am happy to start off this morning by telling you that our results in the fourth quarter of 2004 were the best since my arrival here nearly five years ago. As reported this morning, we had net income of $10.7 million or $0.45 per share for the quarter ended December 31, 2004. For the full year, we had net income of $25.9 million or $1.09 per share, in line with our projection of $1.00 per share or better.

Fourth quarter results included a gain of $1.7 million or $0.07 per share on the sale of four old offshore vessels. Similarly, the full-year results included gains of $4.5 million from the settlement of litigation and $4.1 million from vessel sales. If you exclude these items from our full-year numbers and look strictly at operating results, we had net income in 2004 of $17.3 million or $0.74 per share – not bad for a Company that a year ago was reporting losses for both the quarter and year.

Our revenue numbers were also up, continuing a trend that began in the first quarter of 2004. The revenue increase resulted mainly from the upturn in our offshore business and the addition of two foreign-flag tankers last March and April. But we have also seen a firming in the Jones Act market, which has boosted rates. Revenue from our towing business increased for both the quarter and full year. We expect further revenue gains in 2005, driven mainly by our expanding offshore business, with new vessels added in Brazil and West Africa. We also look for continued improvement in the U.S. Gulf.

Turning to the individual lines of business, our biggest division, Seabulk Offshore, with a fleet of 109 offshore energy support vessels, had operating income of $8.4 million in the fourth quarter and $15.8 million for the full year. Most of that came from our international operations. In the Gulf of Mexico, the fourth quarter saw increases in both revenue and operating income over the previous quarter, although we lost money in the Gulf for the full year.

We continue to implement our strategy in this business of (1) adding new high-end vessels, (2) selling marginal tonnage, (3) exiting the small crewboat business – particularly in the Gulf of Mexico, where insurance costs are high – and (4) reducing overhead and operating costs. In line with this strategy, we added two new vessels in the fourth quarter of 2004, another in January of this year, and have two more coming in the next few months. Four more newbuildings will be delivered in 2006 – all destined for our international fleet. We also sold off 11 marginal units in 2004. In January, we swapped three Gulf of Mexico crewboats and one geophysical vessel for a 1998-built Gulf of Mexico supply boat. On the cost side, we reduced both operating and G&A expenses in 2004 by a total of $3.5 million.

I recently attended a marketing meeting with our West African folks, and I must say they are very upbeat about the year ahead. Despite the occasional political unrest and collection problems, this area remains the most promising of all the world’s offshore exploration regions. If anything, we are equipment-constrained in West Africa, despite the addition of four new vessels in the last two years, and two more this year. In line with our preplanned maintenance program, we anticipate fewer drydockings for our West African fleet in 2005, and we also anticipate reduced maintenance and repair costs as a result of new initiatives, instituted last year, by our restructured technical group.

Turning to the Middle East and Southeast Asia, the markets there remain strong, no doubt the result – at least in part – of booming energy demand from China and India.

Our second biggest business is Seabulk Tankers, which includes our 10 Jones Act product carriers and two foreign-flag vessels. Operating income of $13.6 million in the quarter was the highest of the year and accounted for 56% of total operating income. For the full year, operating income from tankers was $47.0 million or 78% of the Company’s total operating income. The two international tankers, acquired last March and April, contributed nearly $8 million of that total in just nine months.

As noted in our press release, tanker results in the fourth quarter benefited from not having any drydockings and higher-than-anticipated international freight rates. On the domestic side, in December we acquired the remaining one-third interest in one of our petrochemical carriers, the Seabulk America, that was previously held by Stolt Nielsen. We now own 100% of that vessel. We also recently fixed one of our Jones Act double hulls at a rate in excess of $40,000 per day on a one-year time charter with a one-year option to renew.

Tanker results in 2005 should continue to be strong due to high locked-in rates on domestic time-chartered vessels, a comparatively high international tanker market, and expected utilization of almost 100%. We have two drydockings scheduled for the first quarter, one in the second quarter, and one in the third quarter. In 2004 we had a total of three drydockings, versus four this year.

Our third business, Seabulk Towing, operates 26 modern tugs in seven southeastern ports and the Gulf of Mexico. We also bareboat charter our vessels on occasion to other operators, and we currently have one such vessel working in the Port of San Francisco. Operating income from this business was $2.1 million in the fourth quarter and $8.7 million for all of 2004, a nice improvement over the $7.7 million earned in 2003. Revenue year-over-year increased nearly 10% due to higher harbor vessel traffic, effective pricing strategies and improved utilization. Cost control is an important part of this business, and we put great emphasis on safety training, accident avoidance, and keeping our vessels in tiptop shape.

On the corporate side, we are beginning to see the impact of Sarbanes-Oxley-related costs in the amount we pay for professional fees and expenses, and also for additional internal staff. Because of our limited float, we are not an accelerated filer, and so we have until the end of the year to complete our Section 404 certifications. Vince will talk more about overhead and other expenses in just a few moments.

Before looking ahead into 2005, let me review some of the highlights of the past year:

•	Chief among these was a bottom-line profit, which has been our goal from the beginning. We hit on almost all cylinders last year, and our goal is to build on this performance going forward.

•	Second was our entry into the international tanker market, which is enjoying high rates, and which may be an avenue of future growth.

•	Third was the ongoing upgrade of the offshore fleet, which resulted in the sale of 11 older units and the delivery of three new vessels, with six more to come. We also entered the Brazilian offshore market and now have three vessels working there.

•	Fourth was the more mundane business of strengthening infrastructure and operating systems, and avoiding accidents. We made progress on all these fronts, and that was also reflected in our bottom-line performance in 2004.

Going forward in 2005, we see a continued favorable business environment for all three of our businesses. The first quarter looks very similar to last year’s fourth quarter in terms of overall industry conditions and trends.

For the year as a whole, we see good earnings growth coming primarily from the offshore business, where we will have benefit from the addition of five new vessels. As we have pointed out in one of our speech charts, which you can find on our Web site, an increase of $100 per day in day rates across our offshore fleet translates into approximately $3.2 million of additional net income, or about $0.14 per share.

On the tanker side, there should be some incremental earnings boost from higher rates on certain of our contracts, but probably not on the scale of the increases we saw in 2004.

We also expect our towing business to perform essentially in line with last year’s results.

So that’s about it from my perspective, and I will now turn the proceedings over to Vince.

3. FINANCIAL OVERVIEW (Vince deSostoa)

Thank you, Gerhard and Jack.

Let’s review some of the key comparative statistics that characterized our performance between Q3 and Q4 2004. Consolidated revenue increased from $89.4 million to $93.2 million, an increase of $3.8 million. Our expenses increased from $47.0 million to $48.4 million, an increase of $1.4 million, which led to a corresponding increase in our operating margin of $2.4 million from $33.0 million to $35.4 million in the fourth quarter.

OFFSHORE

Offshore revenue increased from $40.7 million to $42.9 million in Q4, an increase of $2.2 million. Expenses increased from $22.5 million to $23.5 million, an increase of $1 million, which continues to support our premise that we are able to reduce our operating costs as we improve our utilization. Our operating margin increased from $13.9 million in Q3 to $15.7 million in Q4 for a gain of $1.8 million.

The U.S. Gulf led the gain in revenue with an increase from $9.9 million to $11.5 million, an increase of $1.6 million. This reflects both the improving U.S. Gulf market and our new entry into Mexico.

In West Africa, fourth quarter revenue increased $300 thousand over the third quarter. At the same time, we reduced operating expenses by approximately $1.1 million.

In the Middle Eastern operations revenue was essentially unchanged at $6.5 million in Q4 versus $6.6 million in Q3.

Southeast Asia, the smallest offshore division, increased revenues from $3.6 million to $4.1 million, an increase of $500 thousand. As a result of one-time mobilization and other costs, our operating expenses increased approximately $650 thousand which led to a slight decline in our operating margin of about $154 thousand.

TANKERS

The Tanker Division, which consists of 10 American-flag single-hull & double-hull vessels and 2 foreign-flag tankers, continued its strong performance in Q4. Revenue for the fleet increased approximately $1.8 million. With operating expenses kept flat, we increased our operating margin by $1.6 million between the third and fourth quarters. Our single-hull and double-hull vessels continued to perform consistently between each of the quarters. The America and Brenton Reef, operating under contracts of affreightment, have at times achieved TCE’s in excess of $50,000/day in Q3 and Q4.

The two foreign-flag vessels have made significant contributions to the profitability of our operating fleet. The revenue of our foreign-flag tankers increased from $3.5 million in Q3 to $5.0 million in Q4 for a gain of $1.5 million. This translated into a $1.5 million increase in operating margins as we had only a slight increase in operating expenses of less than $40 thousand. The forward bookings for our foreign-flag vessels continue to look strong. Current TCE estimates are at $27,500 for Q1/05 with 63% of the cargoes fixed. We anticipate there will be some reduction in TCE as we move into historically slower periods during the calendar year.

TOWING

Towing continued its excellent performance for 2004. Revenue for Q3 was $10.7 million with 9 drydock days. Revenue for Q4 with 46 drydock days was $10.5 million. Because of the amount of service time associated with the drydockings, the operating margin declined slightly from $3.5 million to $3.1 million in Q4.

OPERATING EXPENSES

Our operating expenses for Q4 vs. Q3 were marked with slight increases for crewing expense and maintenance & repair as additional equipment in our Offshore Division was put into service and increased costs for fuel had to be absorbed. However, we were able to reduce our insurance expenses as a result of our safe operations.

NET INCOME

The net income in our operating divisions was as follows:

•	Offshore: Q3/04 $597 thousand, Q4/04 $3.8 million

•	Tanker Division: Q3/04 $7.6 million, Q4/04 $8.8 million

•	Towing Division: Q3/04 $1.8 million, Q4/04 $1.3 million.

CAPITAL EXPENDITURES

During the year, the Company had the following capital expenditures:

•	New vessels and acquisitions — $114 million.

•	In Q3, the Company spent $7.3 million for drydocking and in Q4 the Company expended $3.9 million for drydocking broken down by the following divisions:

		Q3			Q4

	Days		Cost	Days	Cost

Offshore	119		$2.2 million	307	3.7 million
Tankers	43		$5.2 million	0	0
Towing	9		OPEX	46	$184 thousand

In Q4, we sold 4 vessels surplus to our operations compared to 2 vessels sold in Q3 and realized a gain of $1.7 million.

The Company has future commitments to acquire 2 vessels to be delivered in 2005, and 4 in 2006 for our Offshore Division:

The cash position of the Company at the end of Q4 unrestricted was $18.9 million and double-hull restricted was $32.9 million.

Prior to the end of Q1/05, the Company will declare a dividend from the double-hull tankers to the parent company which is estimated to be approximately $10 million.

I will now give the discussion back to Gerhard for some summary remarks before taking your questions. Gerhard?

4. SUMMARY (Gerhard Kurz)

Thank you very much, Vince, for your comprehensive report. As you can see, we had a great fourth quarter and a good year in 2004, and the outlook for 2005 is very promising. Commodity prices remain high. Rig counts and rig rates are up worldwide, and that is good news for vessel operators. Demand for energy continues to surprise on the upside. We expect all three of our businesses to benefit from these trends and continue to generate strong results.

Denise, we are now ready for any questions our listeners may have.

5. QUESTION-AND-ANSWER SESSION

(Hosted by Denise, our conference coordinator. After the last question, Jack will say, “Thank you all very much for your participation, and good day.”